Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and of our report dated February 23, 2006 (except paragraph 4 of Note 16 as to which the date is April 14, 2006) each included in the Registration Statement on Form S-1 (No. 333-132135) and related Prospectus of Northstar Neuroscience, Inc. for the registration of shares of its common stock.

/s/ ERNST & YOUNG LLP

Seattle, Washington

May 4, 2006